212-373-3000
212-757-3990
August 11, 2009
Emdeon Inc.
3055 Lebanon Pike, Suite 1000
Nashville, TN 37214
Ladies and Gentlemen:
     We have acted as special counsel to Emdeon Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of 17,300,000 shares of Class A Common Stock, par value $0.00001 per share, of the Company (the “Shares”) issuable in respect of awards to be granted under the Emdeon Inc. 2009 Equity Incentive Plan (the “2009 Plan”).

     In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. the Registration Statement; and
     2. the 2009 Plan and the forms of award agreements (collectively, the “Agreements”) relating to awards to acquire, Shares granted under the Plan.
     In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including the amended and restated certificate of incorporation of the Company and the amended and restated by-laws of the Company, copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.
     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

     Based upon the above, and subject to the stated qualifications, we are of the opinion that, when issued in accordance with the terms of the Plan and any applicable Agreement under the Plan, the 17,300,000 Shares will be duly authorized, validly issued, fully paid and non-assessable.
     The opinion expressed above is limited to the General Corporation Law of the State of Delaware.
     We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.
Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP